Exhibit 99.1
PRESS RELEASE
For Immediate Release
Contact: Michael O. Banks — 570-200-1340
PENN MILLERS REPORTS ON SECOND QUARTER RESULTS ENDED JUNE 30, 2011
Wilkes-Barre, Pennsylvania, (Business Wire) August 12, 2011 — Penn Millers Holding Corporation (NASDAQ: PMIC) (“Penn Millers” or “the Company”) reported today its financial results for the second quarter and six months ended June 30, 2011. For the three months ended June 30, 2011, Penn Millers reported a net loss of $4.4 million, or $0.98 per diluted share, compared to a net loss of $1.3 million, or $0.27 per diluted share for the second quarter of 2010. For the six months ended June 30, 2011, Penn Millers reported a net loss of $2.5 million, or $0.56 per diluted share, compared to a net loss of $1.5 million, or $0.32 per diluted share for the six months ended June 30, 2010. Key highlights for the second quarter and year to date periods are:
•	Total consolidated revenues for the second quarter of 2011 were $18.3 million, compared to $19.5 million for the same quarter in 2010. For the six month period, total consolidated revenues were $37.6 million in 2011, compared to $38.6 million in 2010. The net decrease in the three and six month periods resulted primarily from a lower level of realized investment gains.
•	Investment income continues to be impacted by declining investment yields in this low interest rate environment.

•	Net premiums written for the second quarter of 2011 were $0.8 million lower than the second quarter of 2010. For the first six months of 2011, net premiums written were $1.2 million lower than the first six months of 2010. The declines in both the three and six month periods were in the Commercial Business segment, and resulted from the financial underwriting and pricing actions being taken on the Solutions product. Penn Millers’ Agribusiness segment had increases in 2011 net premiums written of $0.5 million in the second quarter, and $1.1 million in the six months ended June 30th, versus the comparable periods of 2010.
•	Penn Millers’ combined ratio for the second quarter of 2011 was 138.7%, compared to 130.4% for the second quarter of 2010. On a year to date basis, the Company’s combined ratio was 119.3% in 2011 and 121.9% in 2010.
•	The Company was adversely impacted by unprecedented catastrophe losses in the second quarter of 2011 that accounted for approximately 40 loss ratio points of its 101.1% second quarter loss ratio. The catastrophe losses resulted from multiple tornadoes, wind storms and hail storms, mostly in the Midwest and Southeast that affected policyholders primarily in the Company’s Agribusiness segment. Over the last five years, the loss ratio from catastrophes in the second quarter of the year has averaged about 13 points.

•	Excluding the catastrophe losses reported for 2011 and 2010, the six month combined ratio of the Company’s Agribusiness segment improved by 10.4 points compared to 2010. The six month period combined ratio for the Commercial Business segment increased from 122.1% in 2010 to 126.3% in 2011, and was unfavorably impacted by the decline in earned premium and several large fire losses in 2011.

•	The loss ratios for both segments in the quarter and year to date periods were positively impacted by net favorable loss development on prior accident year reserves.
•	Book value per share decreased by $0.58 per share compared to December 31, 2010, and was $20.27 per share at June 30, 2011.

•	Shareholders’ equity decreased from $93.0 million at December 31, 2010 to $91.7 million at June 30, 2011, primarily as a result of the net loss for the year to date period.

Douglas A. Gaudet, President and Chief Executive Officer, commented on the Company’s results, “The impact of the second quarter storms surpassed the catastrophe losses we experienced in the second quarter of 2010, which at the time, was an unprecedented quarter of catastrophe losses for us. Notwithstanding the negative impact on our results from these storms, our underlying results are showing improvement. Our Agribusiness segment continues to show written premium growth, and outstanding loss ratios excluding catastrophe losses. Our Commercial Business segment continues to experience favorable reserve development and we are achieving price increases and renewal retention rates that are above our expectations. As we run off the less desirable business in that segment, we believe our specialty PennEdge product will produce underwriting results much more in line with our agribusiness operation.”
Penn Millers management will host an investor conference call and webcast on August 16, 2011 at 10:00 a.m. Eastern Time to discuss second quarter 2011 results. Registration for the event can be accessed via the Company’s website at www.pennmillers.com located under Investor News. The conference call will be available for replay through August 31, 2011 through the Company’s website, www.pennmillers.com.
The Company provides property and casualty insurance through its wholly owned subsidiary, Penn Millers Insurance Company. Penn Millers Insurance Company provides agribusiness insurance and commercial lines insurance in 34 states. Penn Millers Insurance Company is rated “A-” (Excellent) by A.M. Best Company, Inc. The Company is located at 72 North Franklin Street in Wilkes-Barre, PA. The Company’s web address is http://www.pennmillers.com.
Some of the statements contained herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms or other terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the Company’s actual results include, among others, the fact that our loss reserves are based on estimates and may be inadequate to cover our actual losses; the uncertain effects of emerging claim and coverage issues on our business, including the effects of climate change; the geographic concentration of our business; an inability to obtain or collect on our reinsurance protection; a downgrade in the A.M. Best rating of our insurance subsidiaries; the impact of extensive regulation of the insurance industry and legislative and regulatory changes; a failure to realize our investment objectives; the effects of intense competition; the loss of one or more principal employees; the inability to acquire additional capital on favorable terms; a failure of independent insurance brokers to adequately market our products; and the effects of acts of terrorism or war. More information about these and other factors that potentially could affect our financial results is included in our Annual Report on Form 10-K, filed with the SEC and in our other public filings with the SEC. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statements.
Contact: Michael O. Banks of Penn Millers Holding Corporation, (570) 200-1340

PENN MILLERS HOLDING CORPORATION AND SUBSIDIARY
Financial Highlights

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

U.S. GAAP ratios:
Loss and loss adjustment expense ratio	101.1%	95.2%	80.8%	86.7%
Underwriting expense ratio	37.6%	35.2%	38.5%	35.2%

Combined ratio	138.7%	130.4%	119.3%	121.9%

Return on average shareholders’ equity (1)	-17.7%	-5.1%	-5.4%	-3.1%

Basic net loss per common share	$(0.98)	$(0.27)	$(0.56)	$(0.32)

Diluted net loss per common share	$(0.98)	$(0.27)	$(0.56)	$(0.32)

Net book value per share			$20.27	$21.44

(1)	Return on average shareholders’ equity is annualized.

PENN MILLERS HOLDING CORPORATION AND SUBSIDIARY
Consolidated Balance Sheets
June 30, 2011 and December 31, 2010
(Dollars in thousands, except share data)

	June 30,	December 31,
	2011	2010
	(Unaudited)
Assets
Investments:
Fixed maturities:
Available for sale, at fair value (amortized cost $156,970 in 2011 and $158,193 in 2010)	$162,096	162,771
Equity Securities:
Available for sale, at fair value (cost $11,274 in 2011 and $10,885 in 2010)	11,382	10,874
Cash and cash equivalents	4,732	6,510
Premiums and fees receivable	24,339	28,394
Reinsurance receivables and recoverables	20,906	24,912
Deferred policy acquisition costs	8,821	9,735
Prepaid reinsurance premiums	3,737	4,320
Accrued investment income	1,581	1,621
Property and equipment, net of accumulated depreciation	3,145	3,323
Income taxes receivable	783	1,253
Other	3,001	1,008

Total assets	$244,523	254,721

Liabilities and Shareholders’ Equity
Liabilities:
Losses and loss adjustment expense reserves	$106,630	109,973
Unearned premiums	38,254	42,807
Accounts payable and accrued expenses	7,917	8,913

Total liabilities	152,801	161,693

Shareholders’ equity:
Preferred stock, no par value, authorized 1,000,000; no shares issued or outstanding	—	—
Common stock, $0.01 par value, authorized 10,000,000; issued 2011, 5,444,022 and 2010, 5,444,022; outstanding 2011, 4,524,415 shares and 2010, 4,462,131 shares	54	54
Additional paid-in capital	51,169	51,068
Accumulated other comprehensive income	2,522	2,054
Retained earnings	48,487	50,993
Unearned ESOP, 449,999 and 476,999 shares	(4,500)	(4,770)
Treasury stock, at cost, 469,608 and 504,892 shares	(6,010)	(6,371)

Total shareholders’ equity	91,722	93,028

Total liabilities and shareholders’ equity	$244,523	254,721

PENN MILLERS HOLDING CORPORATION AND SUBSIDIARY
Consolidated Statements of Operations
(Unaudited)
Three Months Ended June 30, 2011 and 2010
(Dollars in thousands, except share data)

	2011	2010
Revenues:
Premiums earned	$16,808	16,679
Investment income, net of investment expense	1,404	1,452
Realized investment gains, net:
Total other-than-temporary impairment losses	—	—
Portion of loss recognized in other comprehensive income	—	—
Other realized investment gains, net	64	1,294

Total realized investment gains, net	64	1,294

Other income	70	88

Total revenues	18,346	19,513

Losses and expenses:
Losses and loss adjustment expenses	16,990	15,885
Amortization of deferred policy acquisition costs	4,965	5,159
Underwriting and administrative expenses	1,349	712
Interest expense	1	—
Other expense, net	8	37

Total losses and expenses	23,313	21,793

Loss before income taxes	(4,967)	(2,280)
Income tax expense benefit	(555)	(1,005)

Net loss	$(4,412)	(1,275)

Earnings per share:

Basic net loss per common share	$(0.98)	(0.27)

Diluted net loss per common share	$(0.98)	(0.27)

PENN MILLERS HOLDING CORPORATION AND SUBSIDIARY
Consolidated Statements of Operations
(Unaudited)
Six Months Ended June 30, 2011 and 2010
(Dollars in thousands, except share data)

	2011	2010
Revenues:
Premiums earned	$33,722	33,735
Investment income, net of investment expense	2,845	3,024
Realized investment gains, net:
Total other-than-temporary impairment losses	—	—
Portion of loss recognized in other comprehensive income	—	—
Other realized investment gains, net	852	1,666

Total realized investment gains, net	852	1,666

Other income	156	180

Total revenues	37,575	38,605

Losses and expenses:
Losses and loss adjustment expenses	27,263	29,257
Amortization of deferred policy acquisition costs	9,740	10,036
Underwriting and administrative expenses	3,249	1,831
Interest expense	16	—
Other expense, net	54	70

Total losses and expenses	40,322	41,194

Loss before income taxes	(2,747)	(2,589)
Income tax expense benefit	(241)	(1,072)

Net loss	$(2,506)	(1,517)

Earnings per share:

Basic net loss per common share	$(0.56)	(0.32)

Diluted net loss per common share	$(0.56)	(0.32)

Reconciliation of non-GAAP Measures
The Company uses a non-GAAP financial measure called “operating income (loss) from operations” which excludes realized investment gains or losses. Management believes this is useful to investors because investment gains and losses could distort the analysis of insurance operating trends. While these measures are utilized by investors to evaluate performance, they are not a substitute for the U.S. GAAP financial measure of “net income (loss).” Therefore, a reconciliation of these non-GAAP financial measures to the U.S. GAAP financial measure of “net income (loss)” is provided below:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(dollars in thousands)

Operating loss from operations	$(4,454)	(2,129)	$(3,068)	(2,617)
Net realized investment gains, net of income taxes	42	854	562	1,100

Net loss	$(4,412)	(1,275)	$(2,506)	(1,517)